UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
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FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/x/ Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     GERALDINE KINSELLA
     200 S. Michigan Ave.
     Chicago, IL 60604
2.   Issuer Name and Ticker or Trading Symbol
     Borg-Warner Automotive, Inc. (BWA)
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     -
4.   Statement For Month/Year
     FEBRUARY, 2002
5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)
     ( ) Director (x) Officer (give title below) ( ) 10% Owner ( ) Other
                    Vice President, Human Resources*
7.   Individual or Joint/Group Filing (Check applicable line)
     /x/ Form Filed by One Reporting Person
     --- Form Filed by More Than One Reporting Person
*retired from the Company effective 3/1/02

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Security|2.Transaction Date  |3. Transac-   |4.Securities Acquired
                   | (Month/Day/Year)   |    tion Code | (A) or Disposed of(D)
                   |                    | Code  | V    | Amount |(A)or(D)|Price
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                   |                    |       |      |         |     |
Common Stock       |      2/8/02(1)     |    I  |   V  | 2856.368|     |$55.347
Common Stock       |      2/15/02(1)    |    A  |   V  | 1211    |     |$56.98
Common Stock       |      2/21/02(1)    |    S  |      | 6500    |     |$58.632
Common Stock       |      2/22/02(1)    |    A  |   V  | 6549    |     |$56.98
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5. Amount of Securities |6. Ownership Form | 7.Nature of Indirect
   Beneficially Owned at|   Direct (D) or  |   Beneficial Ownership
   End of Month         |   Indirect (I)   |
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                        |                  |
     50                 |     I            |By 401(k) Plan
     12452              |     D            | Joint w/Spouse
     75,268.18          |     I            | By The Five Dancing Bears,L.P.(2)
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(1)These transactions are also reported by the reporting person's spouse on a Form 4 dated March 11, 2002.
(2)Shares owned by The Five Dancing Bears, L.P. of which the reporting person's spouse is the general partner.
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g. Puts, Calls, Warrants, Options, Convertible Securities)
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1.Title of Deriv-|2.Conversion |3.Transaction |4.Trans- |5.Number of
  ative Security |  or Exercise|  Date(month  |  action |  Derivative
                 |  Price of   |  \day\year)  |  Code   |  Securities Ac-
                 |  Derivative |              |         |  quired(A)or
                 |  Security   |              |         |  Disposed of(D)
                 |             |              |Code| V  |   (A) |   (D)
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                 |             |              |    |    |       |
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6.Date Exercisable    |7.Title and   |8.Price of  |9.Number of   |10.Ownership
 and Expiration       |  Amount of   |  Derivative|  Derivative  |Form of Deriv-
 Date(month/day/year) |  Underlying  |  Security  |  Securities  |ative Security
 Date Exer-|Expiration|  Securities  |            |  Beneficially|Direct (D) or
 cisable   | Date     |  Title|Amt.or|            |  Owned At End|Indirect (I)
           |          |     |#of shrs|            |  Of Month    |
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           |          |            |      |       |              |
           |          |            |      |       |              |
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11. Nature of
    Indirect
    Beneficial
    Ownership
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Signature of Reporting Person
/s/  Laurene H. Horiszny
     as attorney-in-fact for GERALDINE KINSELLA
     Date: March 7, 2002